EXHIBIT 99.3

The Board of Directors
Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

Members of the Board:

Raymond James & Associates, Inc.. (“Raymond James”) hereby consents to the inclusion of the opinion letter of Raymond James to the Board of Directors of IRT Property Company (“IRT”) as Annex E to, and to the reference thereto under the captions “SUMMARY – Opinion of IRT’s Financial Advisor,” “THE MERGER – Background of the Merger,” “THE MERGER – IRT Reasons for the Merger” and “THE MERGER – Opinion of IRT’s Financial Advisor” in, the Joint Proxy Statement/Prospectus of Equity One, Inc. (“Equity One”) and IRT relating to the proposed merger transaction involving Equity One and IRT. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

St. Petersburg, Florida
December 9, 2002